UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
Date of Report (Date Earliest Event Reported): January 7, 2024

ChargePoint Holdings, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-39004	84-1747686
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

240 East Hacienda Avenue Campbell, CA	95008
(Address of Principal Executive Offices)	(Zip Code)
(408) 841-4500
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e- 4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, par value $0.0001	CHPT	New York Stock Exchange
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).
Emerging growth company  ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 2.05    Costs Associated with Exit or Disposal Activities.
On January 10, 2024, ChargePoint Holdings, Inc. (the "Company") implemented a reorganization of its operations including a reduction of the Company's current global workforce by approximately 12% (the “Reorganization”). The Reorganization is expected to lead to approximately $14 million in restructuring charges, consisting of approximately $10 million in severance and related expenses and approximately $4 million in facility-related expenses. The Company expects to recognize these charges primarily during its fourth quarter of fiscal year 2024, with a majority of the cash expenditures occurring in the first quarter of fiscal year 2025. The Reorganization is expected to result in annual operating expense savings of approximately $33 million.
The estimates of the charges and expenditures that the Company expects to incur in connection with the Reorganization, and the timing thereof, are subject to a number of assumptions, including local law requirements in various jurisdictions, and actual amounts may differ materially from estimates. In addition, the Company may incur other charges or cash expenditures not currently contemplated due to unanticipated events that may occur, including in connection with the implementation of the Reorganization.
Item 5.02.     Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On January 7, 2024, Michael Hughes notified the Company of his intention to resign from his position as Chief Commercial and Revenue Officer, effective as of February 29, 2024. In connection with Mr. Hughes’ resignation, on January 9, 2024, Mr. Hughes, the Company and its wholly owned subsidiary, ChargePoint, Inc., entered into a Transition and Separation Agreement and General Release (the “Hughes Agreement”). Under the terms of the Hughes Agreement, Mr. Hughes will continue to provide transition services through May 1, 2024 (the “Transition Period”) and, during the Transition Period, will continue to receive payment of his base salary as in effect on his resignation date and participate in the Company’s welfare and retirement benefit plans, subject to the terms and conditions of those plans. Mr. Hughes’ equity incentive awards will remain outstanding and continue to vest in accordance with their terms during the Transition Period.
Following the conclusion of the Transition Period, Mr. Hughes’ employment with the Company will terminate and he will be eligible to receive severance benefits in accordance with the terms of his existing Severance and Change in Control Agreement, as described in the Company’s Definitive Proxy Statement, filed with the Securities and Exchange Commission (the “SEC”) on May 25, 2023, as well as reimbursement for the employer portion of monthly COBRA premiums.
Item 7.01.    Regulation FD Disclosure.
On January 10, 2024, the Company issued a press release announcing the Reorganization and in connection with the Reorganization, Rick Wilmer, the Company’s Chief Executive Officer, sent a communication to the Company’s employees. A copy of the press release is attached as Exhibit 99.1 and a copy of the communication to the Company's employees is attached as Exhibit 99.2 to this Current Report on Form 8-K (this “Current Report”).
The information contained in this Item 7.01 and in the accompanying Exhibit 99.1 and Exhibit 99.2 shall not be deemed “filed” for purposes of Section 18 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), or incorporated by reference in any filing under the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, regardless of any general incorporation language in such filing, unless expressly incorporated by specific reference in such filing.
Forward-Looking Statements
This Current Report includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Reorganization, the final size of the workforce reduction, the total charges the Company expects to recognize in connection therewith and the timing of such recognition, and the total annual operating expense savings expected from the Reorganization. The Company cautions you that these forward-looking statements are subject to numerous risk and uncertainties, most of which are difficult to predict and many of which are beyond the control of the Company. Additional risks and uncertainties that could affect the Company and its financial results are included under the captions “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” in the Company’s Quarterly Report on Form 10-Q filed with the SEC on December 8, 2023, which is available on the Company’s website at investors.chargepoint.com and on the SEC’s website at www.sec.gov. All forward-looking statements in this report are based on information available to the Company as of the date hereof, and the Company assumes no obligation to update the forward-looking statements provided to reflect events that occur or circumstances that exist after the date on which they were made, except as required by applicable law.

Item 9.01.    Financial Statements and Exhibits.
(d) Exhibits

Exhibit No.	Description of Exhibit

99.1	Press release dated January 10, 2024
99.2	Employee email dated January 10, 2024
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHARGEPOINT HOLDINGS, INC.

By:	/s/ Mansi Khetani
Name: Mansi Khetani
Title: Interim Chief Financial Officer
Date: January 10, 2024